Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Clint Halverson
Extra Space Storage
801-365-4600
info@extraspace.com

Extra Space Storage® Announces Executive Restructuring

Salt Lake City, Utah — December 7, 2011 — Extra Space Storage Inc. (NYSE:EXR) (the “Company”) announced today the restructuring of its executive management team.  In the third quarter of 2012, Kenneth M. Woolley, founder, current member and former Chairman of the Board of Directors and former Chief Executive Officer, will assume the role of Executive Chairman of the Board of Directors and Chief Investment Officer of the Company.  Mr. Woolley has been involved in the self-storage industry for 34 years and has extensive background in self-storage acquisition, development, joint-venture structuring and operations.  Mr. Woolley is returning from a three year sabbatical volunteer mission for the Church of Jesus Christ of Latter-day Saints.

Spencer F. Kirk will continue to serve as Chief Executive Officer and as a member of the Board of Directors of the Company.

Mr. Kirk noted: “We are excited to have Ken rejoin the team.  For 13 years Ken and I have worked side-by-side to make Extra Space Storage a leader in the self-storage industry and a respected public REIT.  Ken has been instrumental in both our growth and strategic direction and we look forward to Ken’s return and to his continued contributions to our success.”

Other changes to the executive management team include the mutually-agreed-upon termination of Kent W. Christensen from his position as Executive Vice President and Chief Financial Officer of the Company, effective December 5, 2011.  Scott Stubbs, the former Senior Vice President of Accounting and Corporate Controller, has been promoted to Executive Vice President and Chief Financial Officer. Mr. Stubbs has been a member of the Company’s senior management team since joining Extra Space Storage in 2000.  Mr. Stubbs is a licensed CPA with a Masters Degree in Accountancy from Brigham Young University.

“We have appreciated 13 years of contribution from Kent Christensen and wish him well in the future.  The promotion of Scott Stubbs to CFO is a great example of the depth of leadership at Extra Space Storage, enabling a smooth transition of roles within the Company,” noted Mr. Kirk. “The Board of Directors and I know Scott well and have always been impressed with his business acumen, work ethic, and strategic vision.  With 11 years experience leading the accounting team, he brings a wealth of knowledge and financial understanding to the CFO role.”

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust.  As of September 30, 2011, the Company owns and/or operates 854 self-storage properties in 34 states and Washington, D.C. The Company’s properties comprise approximately 570,000 units and more than 62 million square feet of rentable storage space offering customers conveniently located and secure storage solutions, including business storage. Extra Space Storage is the second-largest owner and/or operator of self-storage properties and is the largest self-storage management company in the United States. For more information, visit www.extraspace.com.

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